Exhibit 5.1

Opinion of Tarrant Sibley, Esq.

September 5, 2017

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Hasbro, Inc., a Rhode Island corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the Company’s senior unsecured notes (the “Securities”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

I am the Senior Vice President and Deputy General Counsel of the Company and have advised the Company in connection with the filing of the Registration Statement.

I have examined and relied upon signed copies of the Registration Statement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company (as amended or restated from time to time, the “Articles of Incorporation”), the Amended and Restated Bylaws of the Company (as amended or restated from time to time, the “Bylaws”) and minutes of meetings of the stockholders and the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

I have relied as to certain matters on information obtained from public officials and officers of the Company, and I have assumed that (i) one or more prospectus supplements will have been prepared and filed with the Commission describing the Securities offered thereby, and (ii) the Company will be validly existing as a corporation and in good standing under the laws of the State of Rhode Island.

I am expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to any of the Securities other than the Company.

I have assumed for purposes of my opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

I have also assumed that the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is then subject, (ii) any law, rule, or regulation to which the Company or any of its properties is then subject or (iii) any judicial or regulatory order or decree of any governmental authority.

I have also assumed that there will not have occurred, prior to the date of issuance of the Securities, any change in law affecting the validity or enforceability of such Securities and that at the time of the issuance and sale of the Securities, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Securities.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island. To the extent that the opinions set forth herein relate to matters under the state laws of the State of New York, I have relied on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which is being filed as Exhibit 5.2 to the Registration Statement. I also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Rhode Island and has the power and authority to execute, deliver and perform its obligations under the agreements governing the Securities.

2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments) becomes effective under the Securities Act; (ii) an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) the applicable indenture relating to the Securities has been duly authorized, executed and delivered and the Securities have been duly authorized by the Board of Directors of the Company; (iv) the terms of the Securities and of their issuance have been duly established in conformity with the applicable indenture, and provided that such terms, when established, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) if the Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; and (vi) the Securities have been duly executed and countersigned in accordance with the applicable indenture and duly issued and sold as contemplated by the Registration Statement and consideration therefor has been received by the Company, the Securities will be duly authorized.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion in rendering its opinion to the Company relating to the enforceability of the Securities.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Tarrant Sibley
Tarrant Sibley, Senior Vice President and
Deputy General Counsel